Exhibit 10(i)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of C.M. Life Insurance Company and

Contract owners of C.M. Multi-Account A:

We consent to the use in this Post-Effective Amendment No. 12 to Registration Statement No. 333-80991 on Form N-4 of our report dated March 6, 2008 with respect to the statement of assets and liabilities of C.M. Multi-Account A (“the Account”) as of December 31, 2007 and the related statements of operations and changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended and of our report dated February 22, 2008 with respect to the statutory statements of financial position of C.M. Life Insurance Company as of December 31, 2007 and 2006 and the related statutory statements of income, changes in shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2007, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report dated March 6, 2008 includes explanatory language that states that the Account has restated the financial highlights for 2005 and 2004 to reflect adjustments to the investment income ratios for certain sub-accounts. In addition, our report refers to other auditors whose report on the financial highlights of C.M. Multi-Account A for the year ended December 31, 2003, dated February 23, 2005, expressed an unqualified opinion on those financial highlights.

Our report dated February 22, 2008 includes explanatory language that states that the Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the State of Connecticut Insurance Department, which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the statutory financial statements are not presented fairly in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in conformity with statutory accounting practices.

/s/ KPMG LLP

Hartford, Connecticut

April 24, 2008